Exhibit 99.2

Fourth Quarter 2009 Earnings

Conference Call

November 3, 2009

Pat Davidson

Good morning and thanks for joining us.  Earlier today, we published our fourth quarter and full year results for fiscal 2009.  A copy of the release is available on our website at www.oshkoshcorporation.com.  Today’s call is being webcast and is accompanied by a slide presentation, which is also available on our website.  The audio replay and slide presentation will be available on our website for approximately 12 months.  Please refer now to slide 2 of that slide presentation.

Our remarks that follow, including answers to your questions, include statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act.  These forward-looking statements are subject to risks that could cause actual results to be materially different.  Those risks include, among others, matters that we have described in our Form 8-K filed with the SEC this morning and other filings we make with the SEC.  We disclaim any obligation to update these forward-looking statements, which may not be updated until our next quarterly earnings conference call, if at all.

On July 1, we completed the sale of our European refuse collection vehicle (“RCV”) business.  Results for this business are reported as discontinued operations in the accompanying slides.  All sales and income figures that we discuss today refer to continuing operations unless otherwise stated.

Presenting today for Oshkosh Corporation will be Bob Bohn, our Chairman and Chief Executive Officer; Charlie Szews, President and Chief Operating Officer; and Dave Sagehorn, Executive Vice President and Chief Financial Officer.

Let’s begin by turning to slide 3 and I’ll turn it over to Bob.

Bob Bohn

Oshkosh Fiscal Q4 2009 Results

Thank you, Pat.  Good morning and thank you all for joining us today.  As I reflect on the quarter and the fiscal year, it goes without saying that we’ve all been through a lot as a result of the “Great Recession” and the global credit crisis.  I have to extend my sincere thanks and appreciation to the employees of Oshkosh Corporation and our supply chain partners for going the extra mile during these difficult times and working extremely hard to ensure that Oshkosh enters fiscal 2010 with a strong foundation and a solid outlook.  I’m proud that we moved decisively to shed costs and repay debt, while still maintaining a sharp focus on delighting our customers and capturing new business that we believe will lead us into the eventual economic recovery.

After several quarters of losses, we’re happy to report positive EPS of $0.63 for our fourth fiscal quarter on net sales of $1.49 billion.  We benefited this quarter from significantly higher defense sales as well as another solid quarter from our Pierce fire truck business in addition to favorable LIFO inventory and tax benefits.

Charlie will talk about this more in a few minutes, but we are ahead of schedule on our MRAP All Terrain Vehicle (“M-ATV”) deliveries.  We are proud of our delivery record on this program, which is the result of an incredible effort by our employees, our suppliers and our customer to put our warfighters’ needs above our own.

Of course, the Family of Medium Tactical Vehicles (“FMTV”) contract award to Oshkosh was a great win for us and for the Army.  As many of you know, the Army’s decision is being protested by the two losing bidders.  The decision to award Oshkosh the FMTV contract was evaluated by an objective and independent Government source selection team in accordance with established DoD procedures.  We put our best foot forward to offer the government a compelling bid leveraging our significant experience, expertise and low cost structure in producing military tactical wheeled vehicles.  The source selection authority determined that the Oshkosh bid represented the best value for this multi-year program. We believe that the Army was very comprehensive and objective in its evaluation and we expect that the contract award will withstand the protests.

We also completed a significant capital structure transaction this quarter, as we issued 14.95 million shares of common stock, which provided $358 million of additional capital that we used to further retire outstanding debt.

Please turn to slide 4 for a brief review of our fiscal 2009 results.

Oshkosh Fiscal 2009 Results

Our full year results reflect the challenges we faced in a number of our businesses as a result of the weak global economy.  Strong results in our defense segment weren’t enough to offset the severe weakness we experienced in our access equipment and, to a lesser extent, commercial segments.  Even with this mixed performance, we believe that we’ve outperformed many of our competitors and have gained share in several of our businesses.  For the year, we reported earnings per share from continuing operations of $0.05, excluding impairment charges.

We successfully reduced our debt by $736 million during fiscal 2009 through a combination of cash flow from operations and the proceeds from our equity offering. In particular, we were able to reduce inventories in our non-defense segments by nearly $200 million in fiscal 2009.

Of course, we were very aggressive on the new business capture front, particularly in defense.

And, we concluded the sale of the Geesink Norba Group during the fourth quarter and of our Italian fire truck business in early October, allowing us to focus on our remaining businesses.

Obviously, we were not sitting still during fiscal 2009.

Please turn to slide 5.

Current Conditions

As we exit fiscal 2009, most industrial companies still face many challenges with the Great Recession, but Oshkosh is well positioned heading into fiscal 2010.  We believe we have maintained or increased market share in our key markets.  And, we are accelerating production in support of our robust defense business, led by the M-ATV program.  This provides a positive outlook for significantly improved performance by our Company in fiscal

2010. Backlog of $4.9 billion in our defense segment at September 30 is an all-time high for this segment.

We continue our preparations for the launch of the FMTV, pending the outcome of the protests.  We are proceeding at our own risk to build initial test vehicles.  We know these vehicles very well and initial test vehicle production is proceeding smoothly.

We continue to expect that most of our other markets will remain weak in fiscal 2010, especially those with exposure to construction markets.  We believe it’s likely that we have reached or are very near the bottom in a number of these markets.  We believe that customers will need to see some improvement in housing and other construction project starts as well as reasonable access to credit, before they begin making meaningful increases in equipment purchases.

We were very successful in our cost and debt reduction efforts in fiscal 2009, and we remain committed to managing our costs and reducing our debt in fiscal 2010.

With that, I will turn it over to Charlie for a more detailed discussion by segment.

Charlie Szews

Thanks Bob.  Please turn with me to slide 6.

Defense

We experienced another strong performance from our defense segment in the fourth quarter.   To meet the urgent need in Afghanistan to protect our men and women, we set high delivery targets for our M-ATV program, going from a target of 45 of these outstanding vehicles in July, the first month of deliveries, to 1,000 per month by December 2009.  Since then, we’ve exceeded planned deliveries in every month, including October.  We’ve already sold about 25% of required M-ATV deliveries for November, so we expect to maintain that record.  Today, we will produce about 40 M-ATVs on our moving assembly lines.  With about 20 production days in each month, you can see that we’re already running at a production rate of 800 per month.

And, we expect to be at 50 per day by mid-November, so we are well on our way to that 1,000 per month target.  Our operations teams have fully deployed lean concepts and robotics to meet these high production quantities.  Our sourcing team and our suppliers have stepped up to the challenge.  Our quality metrics on these vehicles have been outstanding.  Extensive planning, both with our customer and our supply base, constant communication, a heroic effort by our employees and a history of building vehicles for the military for over 80 years are all contributing to the success we’re experiencing on this program.   We view this as our mission to deliver these vehicles quickly to our men and women in Afghanistan.

We’re also delivering on more than just our M-ATV commitments.  From our facilities in Oshkosh, Wisconsin, we continue to deliver quality vehicles on-time for our existing programs for the U.S. Army and Marine Corps, further evidencing our ability to ramp up production on a wide variety of truck models and variants.  These are the most advanced tactical wheeled military vehicles in the world, incorporating sophisticated technologies for the conflicts our warfighters are currently engaged in, with vehicle weights ranging from 12 tons to 33 and-a-half tons and from two to five axles per vehicle.  And, our performance doesn’t stop when our vehicles leave the factory.  We have a strong history of supporting our products with aftermarket parts and service, with Oshkosh personnel positioned alongside our fighting men and women throughout the world.

We recently signed an undefinitized contract with the Defense Logistics Agency for M-ATV parts over a 24 month period.  We will continue to work with our customer in the coming months to refine the specific requirements that will be ordered under this contract.

As Bob described earlier, we continue to lean forward on the FMTV program as we believe that the U.S. Army conducted a fair and objective source selection process and that the outcome of the pending protests will uphold our award.  We bid the multi-year FMTV program to be profitable, based on our many years of experience building more complex tactical wheeled vehicles with many of the same suppliers utilized by the incumbent supplier.  Our vertical integration and purchasing power permit us to be very cost competitive.  We have a dedicated workforce in Wisconsin that is honored to serve our men and women in the Armed Forces and we are committed to delivering fine craftsmanship to our soldiers.  We simply provided the best value to the Army and we believe the GAO will come to that conclusion as well.

In addition to test vehicles, as Bob explained, we are spending capital, procuring tooling and staffing up for the FMTV program as we expect that the award to Oshkosh will be upheld.  We believe our soldiers deserve the best and we plan to deliver for them.

Retrofitting of existing MRAPs with our TAK-4 independent suspension systems continues to progress very well.  We are actively shipping systems for use on Force Protection’s Cougars and are finalizing details to supply TAK-4 suspension kits for BAE’s RG-33 vehicles.  We are hopeful that the evaluations we are working on with other MRAP OEM’s will yield opportunities for additional TAK-4 suspension sales.  Our soldiers and Marines deserve the very best for their MRAPs, and we believe our TAK-4 systems provide the best ride quality, best mobility and best durability for use in difficult terrain.

Finally in defense, we continue to monitor the progress of the President’s fiscal 2010 budget request through the appropriate committees in Congress.  Based on our early views, we are encouraged by the requested level of funding for Oshkosh programs.

Please turn to slide 7.

Access Equipment

Access equipment market conditions remain extremely weak across much of the world.  However, it appears that this market may be at or nearing a bottom.  We believe that equipment utilization and rental rates remain weak.  We will need to see some improvement in each of these measures, driven largely by increased construction activity, as well as an increase in credit availability, before customers begin to commit to higher spending for new equipment purchases.  We currently believe that these weak market conditions will continue through much of 2010 as customers continue to conserve capital and age their rental fleets.

Looking at the regions of the world, equipment sales in our largest markets, North America and Europe, Africa and the Middle East (“EAME”), were down by the largest percentage, approximately 80% each.  Australia, Asia -excluding Japan- and South America are all in better condition as these regions have been experiencing some improvement in end markets from their lows earlier in 2009.

The team at JLG continues to work on cost and inventory reduction initiatives.  Production is on a build-to-order basis and we have seen continued reduction in inventory levels in this segment.

During this period of access equipment market weakness, we are leveraging available capacity at JLG to help meet the delivery requirements of the M-ATV program.  The team at JLG has made great strides in setting up production lines for M-ATV crew capsules and complete vehicle assembly. Production quantities are ramping up to equal the M-ATV production rate at our Oshkosh facility by mid-November.  A number of representatives from our defense customer have toured both the Oshkosh and JLG M-ATV production areas and have come away impressed with the progress we’ve made and the quality of vehicles coming off our M-ATV production lines.

Please turn to slide 8 to discuss our fire & emergency segment.

Fire & Emergency

Our Pierce fire apparatus business experienced another strong quarter driven by market share gains and international opportunities.  Our commitment to producing quality vehicles with leading technologies and best in class aftermarket support has allowed us to continue to gain market share.

We had another strong win recently in our aircraft rescue and firefighting (“ARFF”) business with a 24 unit order for Pakistan.  This was a very competitive international bid that allowed us to leverage our strong product lineup to win the contract.  This is another in a string of successes that we have had internationally as we aggressively market our airport products throughout the world.

While Pierce reported solid sales in the quarter, they are facing a weaker municipal spending environment in North America.  Cities and towns are grappling with lower tax receipts as well as lower state and federal funding.  We expect that we will continue to see weak municipal order rates through at least our fiscal 2010.  We will continue to pursue sales to new customers and focus on further cost reduction activities to help mitigate the impact of weaker municipal spending on this segment.

The economy continues to negatively impact several other businesses in our fire & emergency segment, with sales down compared to the prior year quarter at both Oshkosh Specialty Vehicles (“OSV”) and JerrDan.

Wrapping it up for the segment, in October, we sold our 75% stake in BAI, a small Italian fire apparatus manufacturer, to the management team at BAI.

Please turn to slide 9 for a discussion of our commercial segment.

Commercial

We’ve said it before, but I think it bears repeating.  The concrete mixer market in the U.S. is down about 90 to 95% from its peak.  We believe we’re at a bottom and are beginning to see some signs of improvement.  However, we do not expect more than just a modest pick up in demand in 2010.  Stimulus-funded infrastructure projects could help, but we believe concrete haulers will likely wait to see evidence of sustained demand before buying new equipment in quantity.  Yet, if U.S. housing starts reach one million in 2010 as some have projected, we will be poised to react to this higher demand.

Even with the weakness in municipal spending that I mentioned earlier, our refuse collection vehicle (“RCV”) business is more than holding its own.  We are seeing a steady flow of demand and order activity from the large private haulers as well as growing demand for our compressed natural gas (“CNG”) powered RCV’s.  CNG units are particularly exciting because, while they make up only about 10% of our business now, we are gaining traction in the market and seeing the results in our backlog, which is growing.

We are the RCV industry’s leader in CNG-powered units and we expect to maintain that lead.  We offer a drive-away, ready-to-go from the factory truck that delivers lower emissions and tremendous fuel savings.  Customers can also benefit from the federal government’s stimulus package as well as from tax benefits associated with these lower emissions engines.

That’s a brief overview of our operations. Dave, please take it from here.

Dave Sagehorn

Thanks Charlie and good morning everyone.

Please turn to slide 10.

Consolidated Results

Consolidated net sales of $1.49 billion for the fourth fiscal quarter were down 19.8% compared to the fourth fiscal quarter of last year, as significantly higher sales in our defense segment were not enough to overcome much lower sales in our access equipment and commercial segments.  Operating income decreased 10.8% to $118.1 million, or 7.9% of sales.  Operating income margins were negatively impacted by lower consolidated sales volume, partially offset by a shift in sales mix to higher margin defense segment sales and LIFO inventory benefits of approximately $24 million, or $0.18 per share.  EPS from continuing operations for the quarter was $0.63, a decrease of 25.0% compared to the fourth quarter of fiscal 2008.  Fully diluted shares for the quarter were 83.5 million, reflecting the impact of the equity offering we concluded in August.

EPS for the quarter was favorably impacted by $0.18 due to execution of tax strategies related to investments in our foreign subsidiaries.  The tax rate for the quarter was 13%, including the benefit related to the tax strategies I just mentioned.  We do not expect similar tax benefits related to these investments in future periods.  The reversal of a portion of a European tax incentive and unbenefitted foreign net operating losses in the quarter partially offset the benefit of our tax planning strategies.

Fourth fiscal quarter corporate operating expenses and inter-segment profit elimination were above prior year levels, due primarily to higher intersegment profit eliminations related to the M-ATV contract, higher stock-based compensation expense and the reinstatement of previous compensation levels.

In light of our improved financial outlook and in recognition of the outstanding contributions by employees throughout all the company, we did make the decision to discontinue most of the salary reductions that were implemented in the previous 15 months.  We also accrued bonuses for certain

businesses that met their fiscal 2009 bonus targets.   We still have some salary reductions and furloughs in place at business units that continue to deal with extremely challenged markets.

Discontinued operations for the quarter included a non-cash gain on the sale of the Geesink Norba Group and benefits of tax strategies related to the sale of Geesink.

Let’s take a look at each of the segments in detail.

Please turn to slide 11.

Defense

Defense segment sales were $855.4 million, up 54.6% compared to last year’s fourth fiscal quarter, due to continued strong demand for trucks under the Family of Heavy Tactical Vehicles (“FHTV”) program as well as a near doubling of parts and service sales, led by sales of TAK-4® independent suspension kits for MRAP vehicles offset in part by lower medium-payload tactical vehicle sales.  M-ATV related sales in the quarter were approximately $100 million as we were in the early stages of the ramp up of this program after receiving the initial contract award on June 30.  Operating income increased 115.4% to $161.7 million, compared to $75.1 million in the prior year quarter.

Operating income margin in the quarter increased to 18.9%, compared to 13.6% in the fourth quarter of fiscal 2008.  The increase in operating income margin was due to a combination of improved manufacturing efficiencies, a LIFO inventory benefit of $12 million in the quarter and lower material costs.  Defense segment margins on the M-ATV program during the fourth quarter were modestly lower than full year fiscal 2009 margins for the segment as a whole.

Backlog in this segment was $4.9 billion at September 30, 2009, up over 300% compared to September 30, 2008.  The M-ATV program accounted for approximately $2.2 billion of the total backlog.  Defense backlog also contained the FMTV delivery order that we received in August, but does not include the $408 million M-ATV order we received in October. As Bob mentioned earlier, the $4.9 billion is an all-time record backlog for our defense segment.

Please turn to slide 12.

Access Equipment

Access equipment sales were $310.5 million in the fourth quarter, down 58.2% compared to the same period last year.  Fourth quarter sales included approximately $87 million of intercompany M-ATV sales to the defense segment.  JLG access equipment sales were down 77% compared to the prior year quarter, with the North America and EAME regions experiencing the largest percentage declines of approximately 80% each.  Aerial work platform sales were down slightly more than telehandler sales on a percentage basis compared to the prior year quarter.

The segment recorded an operating loss of $45.8 million, compared to operating income of $50.2 million in the prior year quarter.  Operating income and operating income margins in this segment continued to be impacted by lower volumes as well as product rationalization costs.  Lower operating expenses as a result of previously implemented cost reduction initiatives offset a portion of the decrease in operating results in this segment again this quarter.  Margins on JLG’s intercompany M-ATV sales in the fourth quarter were in the mid-single digit range.

Backlog for access equipment was $98.3 million at September 30, 2009, a decline of 70.2% compared to September 30, 2008.  In prior years, military telehandlers were not included in backlog calculations for this segment.  Excluding military telehandler backlog, this segment experienced an 83% backlog decline compared to September 30, 2008.  Current backlog reflects continued weakness in the access equipment market.

Please turn to slide 13.

Fire & Emergency

Turning to fire & emergency, sales in the fourth fiscal quarter declined 16.7% to $305.2 million, compared to the prior year’s fourth fiscal quarter.  The decline in sales was primarily due to lower sales at our European fire apparatus and mobile medical businesses, which both had large multiple unit sales in the fourth quarter of fiscal 2008.  Our towing & recovery business also experienced lower sales compared to the prior year fourth quarter.  Operating income in this segment decreased to $31.7 million, or 10.4% of sales, compared to 9.1% of sales in the prior year period.  The increase in operating income margins was largely the result of a higher percentage of sales in the quarter coming from Pierce and our airport products businesses, which are traditionally the highest margin businesses in this segment, and year end LIFO inventory benefits of $3.7 million.

Compared to September 30, 2008, fire & emergency backlog was down 11.8% at September 30, 2009, mainly due to lower municipal spending as a result of the weak economy.

Please turn to slide 14.

Commercial

Commercial sales decreased 40.4% to $130.4 million, compared to last year’s fourth fiscal quarter.  The decrease in sales was the result of continued extreme weakness in the concrete mixer market and a tough comparison against very strong fourth quarter refuse collection vehicle sales in fiscal 2008.

We recorded operating income of $3.8 million, or 2.9% of sales, in this segment in the fourth fiscal quarter, compared to $3.4 million, or 1.5% of sales, in the prior year quarter.  The impact of significantly lower sales volume on operating income and operating income margins was more than offset by LIFO inventory benefits of $8.5 million in the quarter and the benefits of previously implemented cost reductions.  The commercial team has done an outstanding job reducing costs and addressing the difficult conditions facing them in the concrete mixer and batch plant markets.

Backlog for the commercial segment at September 30, 2009 was $74.6 million, down 38.2% compared to September 30, 2008.  The lower backlog reflects continued weakness in concrete mixers and batch plants as well as the timing of orders from several of the larger waste haulers.

Please turn to slide 15.

Strong Capital Structure

Looking at our capital structure, we believe that we will have significant room under our financial covenants in fiscal 2010.  S&P recently upgraded our credit rating to B+/Stable, acknowledging our improved financial outlook.

We lowered our debt by an additional $413 million during the fourth fiscal quarter through a combination of free cash flow and $358 million of proceeds from our equity offering in August.  We issued 14.95 million shares of common stock and are very pleased with the results of this transaction.

For the fiscal year, we made great progress as we reduced our debt by $736 million.  And, in October we repaid the remaining balance of $117.7 million of our Term Loan A.  Since December 31, 2006, the quarter in which we acquired JLG, we’ve reduced our debt by approximately $1.4 billion, strong evidence of our ability to generate cash in both up and down markets.

During the fourth quarter, we entered into an agreement for performance-based payments with our customer on the M-ATV program.  This resulted in a significant cash payment to Oshkosh near the end of the fiscal year, which is reflected in the large amount of cash on the balance sheet at September 30.  Much of this cash at year end was used to pay suppliers starting in early October, as we continued to increase our purchases to support the M-ATV production ramp up.

With more than $500 million of borrowing capacity on our revolver at September 30, 2009 and an expectation to generate additional free cash flow in fiscal 2010, we expect to have ample liquidity in fiscal 2010.

Please turn to slide 16.

Improved Fiscal 2010 Outlook

While we aren’t providing quantitative guidance for fiscal 2010, we do believe that we will be solidly profitable in fiscal 2010.  I’d like to touch on some of the trends that we currently see at each of our business segments.

For defense, our factories are operating efficiently and we expect significant sales growth in fiscal 2010.  We have a very strong backlog for FHTV, M-ATV and service parts.  Our current M-ATV backlog will take scheduled production of these vehicles through March 2010.  We expect minimal FMTV sales volume in fiscal 2010 as that program will begin to ramp up in earnest early in our fiscal 2011, assuming a successful resolution of the protests.  We are however, incurring costs on the FMTV program during the protest phase so that we are ready to move forward quickly if, as we expect, the GAO denies the protests.

In fiscal 2010, we don’t expect to sustain the margins we experienced in our defense segment in the fourth quarter of fiscal 2009.  Specifically, we don’t expect a significant LIFO benefit in fiscal 2010.  We also expect an adverse sales mix and increased investment in future business opportunities to more than offset the absorption benefits of increased volume.

Our access equipment business remains soft, and we don’t expect a significant change in this market until our fiscal 2011.  We expect that margins on JLG’s traditional access equipment business will improve in fiscal 2010 due to the expectation that charges for increased bad debt reserves and restructuring costs, along with the impact from higher material costs in inventory, will not be as significant in the segment as they were in fiscal 2009.  And of course, this segment will benefit from M-ATV production volume through approximately March 2010, and our continued cost reduction focus.

We expect lower sales in our fire & emergency segment in fiscal 2010 as a result of ongoing weakness in municipal order rates due to the impact of the recession on tax receipts.  However, this segment is traditionally our least cyclical, and we believe that the percentage decrease in its sales for fiscal 2010 compared to fiscal 2009 will be significantly less than we experienced in our access equipment and commercial segments in fiscal 2009.

We believe that our concrete mixer and batch plant businesses will remain soft in fiscal 2010 until a modest pickup that we expect to begin in the middle of calendar 2010.  We estimate that our refuse collection vehicle sales will be flat to up modestly in fiscal 2010 due to the timing of deliveries for the national waste haulers.

We’re currently estimating that our capital spending in fiscal 2010 will be $90 million to $100 million as we continue to invest in the M-ATV production ramp up and the JLG manufacturing facility in China, and as we prepare for FMTV production that we expect in fiscal 2011.

And finally, we expect to use approximately 91 million shares for our diluted EPS calculations in fiscal 2010.

I’ll turn it back over to Bob to conclude our prepared remarks.

Bob Bohn

Thanks, Dave.

At Oshkosh, we have significant momentum in our defense segment that we expect will propel us to significantly stronger results in fiscal 2010.  Our balance sheet is now strong.  And, it is our intention to build on our experience and great reputation as the manufacturer of the world’s best tactical wheeled military vehicles, aerial work platforms, custom fire trucks, and refuse collection vehicles, to name just a few of our leading products.  We have plans to continue to pay down debt and improve processes and efficiencies in our factories as we continually strive to improve our operating performance.

During difficult times, we believe that experience counts, and we have that depth of experience in our leaders at Oshkosh Corporation.  You can count on us to succeed during challenging times and we will be ready to capitalize when the global economy improves.

Thank you for your continued interest in and support of Oshkosh Corporation.

With that, I’ll turn it back to Pat and the operator for questions.

Pat Davidson

Thanks Bob.  I’d like to remind everyone to limit their questions to one plus a follow-up. Please avoid questions with multiple subparts as this makes it difficult to ensure that everyone participates.  After the follow-up, we ask that each participant get back in queue to ask additional questions.

Operator, please begin the question and answer period of this call.